EXHIBIT 10.3

AGREEMENT OF EMPLOYMENT,
CONFIDENTIALITY AND NON-COMPETITION

THIS AGREEMENT OF EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION (the "Agreement") is made and entered into as of this 14th day of August 2006, by and between HAWK PRECISION COMPONENTS GROUP, INC., an Ohio corporation with its principal place of business at 200 Public Square, Suite 1500, Cleveland, Ohio 44114 (hereinafter referred to as "Employer"), and STEVEN J. CAMPBELL, an individual who resides at 451 Falls Road, Chagrin Falls, Ohio 44022 (hereinafter referred to as "Employee").

R E C I T A L S :

A. Employer, both directly and indirectly through its subsidiary companies, is engaged in the business of manufacturing and distributing (i) powder metal and metal injection molded precision components for industrial, consumer and other applications, and (ii) high quality custom-engineered metal components made from composite metal alloys in powder form (the "Company Business"). Employer is a subsidiary of Hawk Corporation (‘Hawk”).

B. Prior to the date of this Agreement, Employee was employed by Friction Products Co. (“Friction”) as its President, pursuant to the terms of an Agreement of Employment, Confidentiality and Non-Competition dated January 27, 2000, as amended by a First Amendment to Agreement of Employment, Confidentiality and Non-Competition dated October 5, 2004 (collectively, the “Friction Agreement”). Friction is also a subsidiary of Hawk. Pursuant to the Friction Agreement, Employee also served as the President of Tex Racing Enterprises, Inc.

C. Employer now desires to hire Employee to work for Employer, and Employee desires to become an employee of Employer.

D. It is expected that the work of Employee for Employer will bring Employee into close contact with many confidential affairs of Employer not readily available to the public.

ACCORDINGLY, in consideration of the promises hereinafter set forth and in consideration of the employment of Employee by Employer, the parties agree as follows:

1. Employment Relationship. Employer hereby hires Employee to work at the position of President of Employer, and Employee agrees to begin working at that position, effective as of the date of this Agreement. Employee shall report to the president of Hawk. The employment relationship between Employer and Employee shall be "at will", terminable by either party at any time for any reason or no reason.

2. Compensation. For services rendered pursuant to this Agreement, and for the covenants and agreements of Employee set forth herein, Employee shall receive the following: (i) a base salary at the rate of $23,750 per month (annual rate: $285,000), (ii) an opportunity to earn a target bonus of $114,000 (40% of base salary), with the possibility of a greater or lesser bonus depending upon achieving objectives, with respect to each full year of employment completed by Employee hereunder, to be computed at the end of the year in accordance with mutually agreed objectives and standards for such year, which will be established on an annual basis, (iii) four weeks of vacation per year, (iv) the right to participate in the standard benefits which Employer provides to all of its employees, and (v) the right to participate in the Hawk Corporation 1997 Stock Option Plan and the 2000 Long Term Incentive Plan (collectively, the “Plans”) in accordance with and subject to all of the terms and conditions contained in the Plans, subject to the execution of such documents as may be required by the Committee appointed pursuant to the Plans.

3. Severance. In the event of the termination of Employee's employment by Employer other than for "cause" (as hereinafter defined), Employer will continue to pay to Employee the base salary, and will continue to provide medical insurance benefits on the same basis as such benefits had been provided immediately prior to the termination, for a period of fourteen (14) months following the date of termination. For purposes hereof, a termination for "cause" shall include but not be limited to the following: (i) Employee engaging in fraud, misappropriation of funds, embezzlement or like conduct committed against Employer or a customer or supplier of Employer, (ii) Employee being convicted of a felony or other crime involving dishonesty or moral turpitude, (iii) Employee engaging in any act of sexual misconduct at or in connection with work, including sexual harassment, (iv) Employee violating, in a material respect, a published or otherwise generally recognized policy of Employer, (v) Employee failing to fulfill the duties and responsibilities of his job, including, without limitation, failing to meet established performance objectives, and (vi) Employee violating, in a material respect, any provision of this Agreement. In the event of such a termination for cause, Employer shall have no further obligation to Employee pursuant to this Agreement after the date of termination.

4. Non-Compete. During the period which includes the entire term of Employee's employment with Employer and six (6) months following the termination of such employment, however caused, (the "Restricted Period"), Employee shall not, directly or indirectly, within any state in which Employer has actively engaged in the Company Business during any part of the term of Employee's employment with Employer, or with respect to any customer (wherever located) with whom Employee has had material dealings during any part of the term of Employee's employment with Employer, compete with Employer in any manner, on behalf of Employee or any other person, firm, business, corporation or other entity (each such other person, firm, business, corporation or other entity being referred to hereinafter as a "Person"), including, without limitation, that Employee shall not (i) engage in the Company Business for his own account; (ii) enter the employ of, or render any services to, any Person engaged in the Company Business; (iii) request or instigate any account or customer of Employer to withdraw, diminish, curtail or cancel any of its business with Employer; or (iv) become interested in any Person engaged in the Company Business as an owner, partner, shareholder, officer, director, licensor, licensee, principal, agent, employee, trustee, consultant or in any other relationship or capacity. In the event of Employee's breach of any provision of this section, the running of the Restricted Period shall be automatically tolled (i.e., no part of the Restricted Period shall expire)
from and after the date of the first such breach.

5. Confidential Information.

(a) Belonging To Prior Employer. Employee is specifically directed, and hereby agrees, that he shall not disclose to Employer any trade secrets or confidential information which belongs to any prior employer of Employee.

(b) Belonging to Employer. Employee recognizes and acknowledges that confidential information, including, without limitation, information, knowledge or data (i) of a technical nature such as but not limited to methods, know-how, formulae, compositions, processes, machinery (including computer hardware), discoveries, inventions, products, product specifications, computer programs and similar items or research projects; (ii) of a business nature such as but not limited to information about products, cost, purchasing or suppliers, profits, market, sales or customers, including lists of customers, and the financial condition of Employer; (iii) pertaining to future developments such as but not limited to strategic planning, research and development or future marketing or merchandising, and trade secrets of Employer; and (iv) all other matters which Employer treats as confidential (the items of Employer described above being referred to collectively hereinafter as "Confidential Information"), are valuable, special and unique assets of Employer. During and after the Restricted Period, Employee shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of Employer, any and all Confidential Information learned by Employee before or after the date of this Agreement, and shall not disclose such Confidential Information to anyone outside of Employer either during or after employment by Employer, except as required in the course of performing duties of his employment with Employer, without the express written consent of Employer or as required by law.

6. Property of Employer. Employee agrees to deliver promptly to Employer all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and files, memoranda, customer lists and all other materials relating in any way to the Company Business and in any way obtained by Employee during the period of his employment with Employer which are in his possession or under his control, and all copies thereof, (i) upon termination of Employee's employment with Employer, or (ii) at any other time at Employer's request. Employee further agrees he will not make or retain any copies of any of the foregoing and will so represent to Employer upon termination of his employment.

7. Employees and Consultants of Employer. During the Restricted Period, Employee shall not, directly or indirectly (i) hire, solicit, or encourage to either leave the employment of or cease working with Employer, any person who is then an employee of Employer, or any consultant who is then engaged by Employer, or (ii) hire any employee or consultant who had left the employment of or had ceased consulting with Employer but who had not yet been a former employee or former consultant of Employer for two full years.

8. Rights and Remedies Upon Breach. Both parties recognize that the rights and obligations set forth in this Agreement are special, unique and of extraordinary character. If Employee breaches, or threatens to commit a breach of, any of the provisions of paragraphs 4 through 7 of this Agreement (the "Restrictive Covenants"), then Employer shall have, in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity, the right to specific performance and/or injunctive relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will not provide an adequate remedy to Employer. If any court determines that any one or more of the Restrictive Covenants, or any part thereof, shall be unenforceable because of the scope, duration and/or geographical area covered by such provision, such court shall have the power to reduce the scope, duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9. Disclosure. Employer may notify anyone employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement.

10. Governing Law and Jurisdiction. The parties intend that the validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio. In the event of any claim arising out of or related to this Agreement, or the breach thereof, the parties intend to and hereby confer jurisdiction to enforce the terms of this Agreement upon the courts of any jurisdiction within the State of Ohio, and hereby waive any objections to venue in said courts.

11. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

12. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

13. Notices. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to the parties at the addresses set forth on the first page of this Agreement, or to such other address as a party may designate by notice given pursuant to this paragraph.

14. Acknowledgment. Employee acknowledges that: (i) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; (iii) he had other employment opportunities at the time he entered into this Agreement; (iv) he specifically understands that by signing this Agreement he is giving up certain rights he may have otherwise had, and that he is agreeing to limit his freedom to engage in certain employment during and after the termination of this Agreement, and (v) the limitations to his right to compete contained in this Agreement represent reasonable limitations as to scope, duration and geographical area, and that such limitations are reasonably related to protection which Employer reasonably requires.

15. Termination of Friction Employment Relationship. The parties understand and agree that the employment relationship between Employee and Friction shall be deemed to be terminated as of the date of this Agreement; provided, however, that the terms of paragraphs 4 through 15 of the Friction Agreement shall remain in full force and effect in accordance with their respective terms; provided, however, that the performance of Employee’s duties for Employer pursuant to this Agreement shall not constitute a violation of Employee’s duties to Friction pursuant to paragraph 4 of the Friction Agreement.

16. Entire Agreement. This Agreement embodies the entire agreement and understanding between Employer and Employee and supersedes all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

HAWK PRECISION COMPONENTS
GROUP, INC. ("Employer")

By: /s/ Ronald E. Weinberg
Its: Chairman and Chief Executive Officer

/s/ Steven J. Campbell
STEVEN J. CAMPBELL ("Employee")

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